                                                                    Exhibit 99.1

FOR IMMEDIATE RELEASE                      CONTACT:  RUBENSTEIN ASSOCIATES, INC.
                                                                  ROBERT SOLOMON
                                                                  (212)-843-8050
LONE STAR STEAKHOUSE & SALOON, INC.                                 NASDAQ: STAR
MID QUARTER UPDATE
WICHITA, KANSAS                                                 NOVEMBER 8, 2005

Lone Star Steakhouse & Saloon,  Inc. ("Lone Star" or "Company")  announced today unaudited  operating  highlights  for the first  two  four-week  periods  of the sixteen week fourth quarter of 2005.

For the eight weeks ended  November 1, 2005 as compared to the eight weeks ended
November 2, 2004:

Sales were down by $2,100,000 or 2.1% as follows:

  Sales (In Thousands):
     Lone Star Concept
        Comparable Sales Decline                            $(2,700)
        Closed Stores                                        (1,100)
        New Stores                                              500
                                                            -------
     Lone Star Steakhouse & Saloon Restaurants                       ($3,300)
     Sullivan's Comparable Store Sales Growth                            700
     Del Frisco's Double Eagle Comparable Store Sales Growth             500
     Texas Land & Cattle Comparable Store Sales Growth                     -
                                                                     --------
                                                                     ($2,100)

The decline in sales of the Lone Star concept is impacted by 364 lost store days due to the hurricanes,  15 lost store days due to store remodels,  two permanent store closures,  and a general sales decline. In addition to the decline in same store  sales,  the fourth  quarter  will be impacted by three Lone Star's  which remain closed in the New Orleans area.

Comparable  store sales by concept for the two four-week  periods and eight-week period ended November 1, 2005 by period are as follows:

                                                                           Q4 TO
                                                             PD10   PD11   DATE
                                                             ----   ----   ----
    Lone Star Steakhouse & Saloon Restaurants                (5.5)  (2.6)  (4.0)
    Sullivan's Steakhouse Restaurants                         4.2    7.9    6.1
    Del Frisco's Double Eagle Steak House Restaurants         6.6    4.7    5.6
    Texas Land & Cattle Steak House Restaurants               0.4    1.9    1.2
                                                              ---    ---    ---
            Consolidated Steakhouse Restaurants              (2.6)   (.2)  (1.4)

Comparable  sales trends improved from period 10 to period 11; were positive for the last week of period  11,  and are  trending  positive  for the first week of period 12 which ends today.

Cost of sales for the first two  periods of the fourth  quarter  have  decreased
$400,000 but have  increased  as a percent of revenue to 35.4% from 35.0%.  Beef costs are  slightly  lower,  offset by a menu mix change to higher cost  seafood items.

Pretax  income  from  operations  decreased  $6,000,000  or 6.2% as a percent of sales,  and net income from  continuing  operations  decreased to $400,000  from
$4,400,000 in the same period last year.

Restaurant operating expenses increased $3,500,000 to 53.4% of sales compared to
48.8% of sales for the comparable period.

The increase in restaurant  operating  expense is comprised of the following (in thousands):
     Management Labor                          $    500
     Hourly Labor                                   400
     Advertising                                    600
     Building and Equipment Maintenance           1,100
     Utilities                                      600
     Other                                          300
                                               --------
                                               $  3,500
                                               ========

Labor expenses were impacted by increased  staffing  levels for both  management and hourly  positions,  as well as rate of pay  increases  and payments  made to personnel at closed  restaurants.  Advertising  increased  primarily in the Lone
Star concept where both FSI and direct mail  marketing were  increased,  both in number  of  mailings  and  in  frequency.  Building  and  equipment  maintenance increased due to the age of the units, as well as a renewed focus on operational readiness to handle higher volumes on a consistent basis.

General and Administrative expenses increased $600,000 to 7.3% of sales compared to 6.5% of sales for the comparable period. These expenses were up primarily due to the addition of four Regional Managers, four District Managers,  inflation in employee compensation rates, and higher accounting and IT expenses.

Jamie  Coulter,  CEO stated,  "We are  committed and focused  strategically  and operationally to improving top line and operational performance in all concepts.
While we are  disappointed  with  results at our Lone Star  restaurants  for the first two periods of the fourth  quarter,  many of the changes we have  recently made require expenditures prior to achieving the desired results. We believe the results  of the  marketing  initiative  which  began in  October,  2005  will be enhanced by the increased staffing levels at our restaurants."

As previously  reported,  we will be presenting  at the  Oppenheimer  Restaurant
Conference in Dallas,  Texas on Wednesday,  November 9, 2005 at 9:30 a.m Central
Time. A link to the live webcast and handout  material  will be available on the
Company's  website  at  www.lonestarsteakhouse.com.  The  presentation  will  be archived for a period of thirty days.

Lone  Star  owns  and  operates  249  domestic  Lone  Star  Steakhouse  & Saloon restaurants;  15 Sullivan's  Steakhouse  restaurants;  five Del Frisco's  Double
Eagle  Steak  House   restaurants  and  20  Texas  Land  &  Cattle  Steak  House restaurants.  Licensees  operate four domestic and thirteen  international  Lone
Star  restaurants,  and one  domestic  Del  Frisco's  Double  Eagle  Steak House restaurant.

This  press  release  contains  certain  forward-looking  statements  within the meaning of Section 27A of the  Securities  Act of 1933, as amended,  and Section
21E of the  Securities  Exchange Act of 1934,  as amended.  Although the Company believes the assumptions  underlying the  forward-looking  statements  contained herein, including future operating performance, comparable sales, the extent and timing of the opening of new units and the development plans of the Company, are reasonable, any of the assumptions could be inaccurate, and therefore, there can be no  assurance  that the  forward-looking  statements  contained  in the press release will prove to be accurate.